News

Release

Evans Bancorp, Inc.  One Grimsby Drive Hamburg, NY  14075

IMMEDIATE RELEASE

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million
in the First Quarter of 2014

HAMBURG, NY, April 23, 2014 – Evans Bancorp, Inc. (the “Company” or “Evans”) (NYSE MKT: EVBN), a community financial services company serving Western New York since 1920, today reported its results of operations for the first quarter ended March 31, 2014.

HIGHLIGHTS OF THE 2014 FIRST QUARTER

First quarter net income increased 10.8% to $2.0 million, or $0.47 per diluted share, from $1.8 million, or $0.43 per diluted share, in the first quarter of 2013.

Loans increased 12.5% over the prior-year period and 2.1% from the trailing fourth quarter to $660.7 million; Annualized loan growth rate was 8.5%.

Total deposits were up 3.4% or $23.6 million, over the first quarter of 2013, driven by 13.7% growth in demand deposits.

First quarter net interest income of $7.3 million increased 6.9% over the prior-year period on strong loan and non-interest bearing demand deposit growth.

The ratio of non-performing loans and leases to total loans and leases decreased from 1.37% to 0.79% year-over-year.

Net income was $2.0 million in the first quarter of 2014, up from $1.8 million in the first quarter of 2013, primarily due to a $0.5 million increase in net interest income driven by growth in loans and non-interest bearing demand deposits.  As a result, return on average equity was 10.01% for the first quarter of 2014 compared with 9.55% in the first quarter of 2013.

“We delivered a strong start to the year with solid earnings growth, continued expansion of our loan portfolio and gains in core deposits, while improving asset quality performance,” commented David J. Nasca, Evans Bancorp President and CEO.  “Of note this quarter was the performance of our wealth management group.  The Company is successfully executing against our strategy to develop and deliver a sustainable model for customer acquisition and market share expansion.”

Net Interest Income

Net interest income was $7.3 million for the first quarter, an increase of 6.9% from the prior-year period, and down 0.6% from the trailing fourth quarter of 2013.  Growth in loans and non-interest bearing demand deposits drove the increase over the prior-year period.

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

Net interest margin decreased 6 basis points to 3.79% from 3.85% in the trailing fourth quarter, primarily driven by a decrease in the yield on interest-earning assets.  Net interest margin improved over the 2013 first quarter rate of 3.63%.  The increase in net interest margin from the prior-year period was due to a 14 basis point decrease in pricing on Evans’ interest bearing liabilities, combined with a 3 basis point increase in the yield on interest-earning assets.

The provision for loan and lease losses was $0.2 million in the 2014 first quarter, down from $0.5 million in the prior-year period.  The decrease is due mostly to a lower level of criticized assets added in the current quarter in comparison to prior year first quarter.  When compared with the trailing fourth quarter of 2013, the provision decreased by $0.1 million.

Non-Interest Income

Non-interest income was $3.4 million, or 31.7% of total revenue, in the quarter, up $0.1 million, or 2.6%, from the prior-year period.  Insurance agency revenue of $2.1 million was up $0.1 million, or 6.6%, from the 2013 first quarter, due mostly to increases in property and casualty and wealth management revenue.  Compared with the trailing fourth quarter of 2013, total non-interest income increased by 12.5%, mostly due to an increase of $0.6 million, or 35.0%, in insurance agency revenue as a result of seasonal profit sharing.

Non-Interest Expense

Total non-interest expense was $7.6 million, an increase of 7.7% from the prior-year period.  Personnel expenses, the largest expense item for the Company, were up $0.4 million, or 9.5%, from the prior-year period, and reflect annual merit increases and personnel hires to support the Company’s growth strategy.

Income tax expense for the quarter was $0.9 million, representing an effective tax rate of 31.1% compared with an effective tax rate of 30.4% in the first quarter of 2013.

Balance Sheet Highlights

Total assets grew 2.8% to $846.9 million at March 31, 2014, from $823.7 million on March 31, 2013, and were up 1.7% from $833.5 million at the end of the 2013 fourth quarter.  Loans of $660.7 million grew 12.5% from $587.2 million at March 31, 2013 and were up 2.1% from $647.0 million at December 31, 2013.  The increase was mostly due to growth in both commercial real estate and commercial and industrial loan portfolios for both periods.

Investment securities were $99.8 million at March 31, 2014, up 1.6% from the end of first quarter of 2013, though down 4.8% from the trailing 2013 fourth quarter.

Total deposits increased $23.6 million, or 3.4%, to $721.9 million at March 31, 2014, from $698.3 million at March 31, 2013, and increased $15.3 million, or 2.2%, from the 2013 fourth quarter-end. The year-over-year growth was mainly attributable to deposit increases in commercial demand deposits.  The increase from the 2013 fourth quarter was the result of inflows of municipal savings deposits.

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

Asset Quality

There were net recoveries from prior-year charged off loans in the first quarter, resulting in a (0.05%) ratio of net charge offs to average total loans and leases.  This was an improvement from net charge offs of 0.02% in the first quarter of 2013, though down slightly from (0.15%) in the fourth quarter of 2013.

The ratio of non-performing loans and leases to total loans and leases decreased to 0.79% at March 31, 2014, from 1.37% at March 31, 2013, and from 2.12% at December 31, 2013.  During the first quarter of 2014, there was an $8.5 million decrease in non-performing loans and leases due mainly to a well collateralized $8.0 million commercial real estate loan which was successfully restructured in third quarter of 2013 with a new borrower and has since demonstrated a period of performance.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.78% at March 31, 2014 compared with 1.78% at December 31, 2013 and 1.73% at March 31, 2013.  The coverage ratio was 224.7% at March 31, 2014 compared with 83.8% at the end of the trailing fourth quarter and 126.4% at March 31, 2013.

Gary A. Kajtoch, Executive Vice President and CFO commented, “Our strong growth combined with our continually improving credit quality reflects our consistent credit discipline, strong relationships with our customers and a continuous critical eye on our loan portfolio.  We are generating capital and have regulatory capital ratios well in excess of federal requirements.  Our favorable position allows us to both invest in our growth and return capital to our shareholders.”

Capital Management

The Company consistently maintains regulatory capital ratios measurably above the federal “well capitalized” standard, including a Tier 1 leverage ratio of 10.20% at March 31, 2014.  Book value per share was $19.41 at March 31, 2014 compared with $19.21 at December 31, 2013 and $18.26 at March 31, 2013.  Tangible book value per share at March 31, 2014 was $17.44, up 7.3% from the end of the first quarter of 2013 and up 1.0% from the trailing fourth quarter of 2014.

About Evans Bancorp, Inc.

Evans Bancorp, Inc. is a financial holding company and the parent company of Evans Bank, N.A., a commercial bank with $847 million in assets and $722 million in deposits at March 31, 2014. Evans is a full-service community bank, with 13 branches, providing comprehensive financial services to consumer, business and municipal customers throughout Western New York. Evans Bancorp's wholly-owned insurance subsidiary, The Evans Agency, LLC, provides property and casualty insurance through seven insurance offices in the Western New York region. Evans Investment Services provides non-deposit investment products, such as annuities and mutual funds.

Evans Bancorp, Inc. and Evans Bank routinely post news and other important information on their Web sites, at www.evansbancorp.com and www.evansbank.com.

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements concerning future business, revenue and earnings. These statements are not historical facts or guarantees of future performance, events or results. There are risks, uncertainties and other factors that could cause the actual results of Evans Bancorp to differ materially from the results expressed or implied by such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include competitive pressures among financial services companies, interest rate trends, general economic conditions, changes in legislation or regulatory requirements, effectiveness at achieving stated goals and strategies, and difficulties in achieving operating efficiencies. These risks and uncertainties are more fully described in Evans Bancorp’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made. Evans Bancorp undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information, future events or otherwise.

For more information contact:	-OR-
Gary A. Kajtoch Executive Vice President and Chief Financial Officer	Deborah K. Pawlowski Kei Advisors LLC
Phone: (716) 926-2000 Email: gkajtoch@evansbank.com	Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

TABLES FOLLOW

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED FINANCIAL DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013
ASSETS
Investment Securities	$99,812	$104,880	$99,175	$99,329	$98,220
Loans	660,695	646,996	625,555	607,442	587,157
Leases	-	-	-	337	929
Allowance for loan and lease losses	(11,734)	(11,503)	(10,890)	(10,259)	(10,154)
Goodwill and intangible assets	8,168	8,209	8,249	8,305	8,367
All other assets	89,935	84,916	104,871	111,120	139,195
Total assets	$846,876	$833,498	$826,960	$816,274	$823,714

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand deposits	139,975	139,973	140,423	132,820	123,084
NOW deposits	79,531	65,927	66,095	67,736	73,016
Regular savings deposits	393,735	390,575	383,766	379,782	391,739
Time deposits	108,702	110,137	112,341	112,076	110,461
Total deposits	721,943	706,612	702,625	692,414	698,300
Borrowings	31,704	33,680	34,509	34,872	37,113
Other liabilities	12,712	12,495	11,191	11,703	11,806
Total stockholders' equity	$80,517	$80,711	$78,635	$77,285	$76,495

SHARES AND CAPITAL RATIOS
Common shares outstanding	4,147,666	4,201,362	4,200,207	4,198,596	4,190,257
Book value per share	$19.41	$19.21	$18.72	$18.41	$18.26
Tangible book value per share	$17.44	$17.26	$16.76	$16.43	$16.26
Tier 1 leverage ratio	10.20%	10.36%	10.27%	10.06%	9.87%
Tier 1 risk-based capital ratio	13.44%	13.64%	13.84%	14.17%	14.02%
Total risk-based capital ratio	14.70%	14.90%	15.10%	15.42%	15.28%

ASSET QUALITY DATA
Total non-performing loans and leases	$5,221	$13,733	$14,311	$13,456	$8,036
Total net loan and lease charge-offs (recoveries)	(79)	(231)	143	(25)	28

Non-performing loans and leases/ Total loans and leases	0.79%	2.12%	2.29%	2.21%	1.37%
Net loan and lease charge-offs/ Average loans and leases	(0.05)%	(0.15)%	0.09%	(0.02)%	0.02%
Allowance for loans and leases to total loans and leases	1.78%	1.78%	1.74%	1.69%	1.73%

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED OPERATIONS DATA (UNAUDITED)
(in thousands, except share and per share amounts)
	2014	2013	2013	2013	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

Interest income	$8,219	$8,305	$8,149	$7,993	$7,956
Interest expense	921	961	975	991	1,130
Net interest income	7,298	7,344	7,174	7,002	6,826
Provision for loan and lease losses	153	236	774	80	450
Net interest income after provision	7,145	7,108	6,400	6,922	6,376

Deposit service charges	461	510	540	506	482
Insurance service and fee revenue	2,131	1,579	1,906	1,726	1,999
Bank-owned life insurance	145	158	108	129	113
Other income	658	771	64	853	716
Total non-interest income	3,395	3,018	2,618	3,214	3,310

Salaries and employee benefits	4,695	4,604	4,637	4,225	4,289
Occupancy	743	761	695	738	816
Repairs and maintenance	176	189	169	187	178
Advertising and public relations	222	268	158	236	124
Professional services	518	478	480	480	454
Technology and communications	300	353	299	340	291
Amortization of intangibles	41	41	55	62	62
FDIC insurance	162	126	147	165	138
Other expenses	761	879	708	824	724
Total non-interest expenses	7,618	7,699	7,348	7,257	7,076

Income before income taxes	2,922	2,427	1,670	2,879	2,610
Income tax (benefit) provision	909	760	(779)	956	794
Net income	$2,013	$1,667	$2,449	$1,923	$1,816

PER SHARE DATA
Net income per common share - diluted	$0.47	$0.39	$0.58	$0.46	$0.43
Cash dividends per common share	$0.31	$-	$0.26	$-	$-
Weighted average number of
diluted shares	4,284,016	4,265,655	4,232,961	4,219,428	4,210,595

PERFORMANCE RATIOS
Return on average total assets	0.96%	0.80%	1.20%	0.94%	0.89%
Return on average stockholders' equity	10.01%	8.35%	12.50%	9.86%	9.55%
Efficiency ratio	70.86%	73.90%	68.59%	70.43%	69.20%

Evans Bancorp Reports Net Income Growth of 11% to $2.0 Million in the First Quarter of 2014

April 23, 2014

EVANS BANCORP, INC. AND SUBSIDIARIES
SELECTED AVERAGE BALANCES AND YIELDS/RATES (UNAUDITED)
(in thousands)
	2014	2013	2013	2013	2013
	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter

AVERAGE BALANCES
Loans and leases, net	$641,265	$620,936	$604,283	$585,431	$575,953
Investment securities	103,491	101,343	97,049	100,027	98,120
Interest bearing deposits at banks	26,238	41,414	55,102	74,617	78,426
Total interest-earning assets	770,994	763,693	756,434	760,075	752,499
Non-interest earning assets	65,919	65,143	62,461	60,814	61,314
Total Assets	$836,913	$828,836	$818,895	$820,889	$813,813

NOW	71,190	65,764	66,926	69,698	67,836
Regular savings	357,471	355,426	356,939	356,616	359,434
Muni-vest savings	31,419	31,508	22,367	28,916	21,348
Time deposits	109,549	111,042	111,774	111,615	110,209
Total interest-bearing deposits	569,629	563,740	558,006	566,845	558,827
Other borrowings	35,213	35,806	34,690	36,704	43,693
Total interest-bearing liabilities	604,842	599,546	592,696	603,549	602,520

Demand deposits	139,503	137,731	135,491	128,369	122,359
Other non-interest bearing liabilities	12,090	11,740	12,323	10,991	12,857
Stockholders' equity	80,478	79,819	78,385	77,980	76,077
Total Liabilities and Equity	$836,913	$828,836	$818,895	$820,889	$813,813

YIELD/RATE
Loans and leases, net	4.68%	4.88%	4.93%	4.97%	5.04%
Investment securities	2.68%	2.77%	2.75%	2.68%	2.80%
Interest bearing deposits at banks	0.23%	0.29%	0.28%	0.24%	0.09%
Total interest-earning assets	4.26%	4.35%	4.31%	4.21%	4.23%

NOW	0.42%	0.48%	0.48%	0.49%	0.67%
Regular savings	0.28%	0.29%	0.30%	0.29%	0.35%
Muni-vest savings	0.22%	0.22%	0.21%	0.22%	0.28%
Time deposits	1.52%	1.58%	1.59%	1.62%	1.63%
Total interest-bearing deposits	0.53%	0.56%	0.58%	0.57%	0.64%
Other borrowings	1.87%	1.90%	1.95%	1.97%	2.20%
Total interest-bearing liabilities	0.61%	0.64%	0.66%	0.66%	0.75%

Interest rate spread	3.65%	3.71%	3.65%	3.55%	3.48%
Contribution of interest-free funds	0.14%	0.14%	0.14%	0.13%	0.15%
Net interest margin	3.79%	3.85%	3.79%	3.68%	3.63%